                                                                      EXHIBIT 12
                            Aetna Industries, Inc.
                       Information on Ratio of Earnings
                         To fixed charges computation
                                (in thousands)



                                                                                            Six months ended
                                              Year ended December 31,               Proforma     June 30,     Proforma
                                    1991      1992       1993    1994     1995       1995    1995     1996      1996
Net income before the
 effect of accounting changes      (2,287)   (2,768)      915    6,595    4,576     3,674   5,466    2,806    2,253
Income taxes                          218      (347)      930    4,000    1,877     1,392   2,243    2,163    1,865
Pretax income                      (2,069)   (3,115)    1,845   10,595    6,453     5,066   7,709    4,969    4,118
Fixed charges per below            10,467    10,299     9,659    9,800    9,795    11,432   4,720    4,756    5,732
                                   ---------------------------------------------------------------------------------
Earnings from operations            8,398     7,184    11,504   20,395   16,248    16,498  12,429    9,725    9,850
                                   ---------------------------------------------------------------------------------


Fixed charges:
 Interest expense                   9,525     9,206     9,020    8,929    8,579   10,094    4,246   4,132     5,047
 Debt amortization                    432       557        99      198      442      564       99     221       282
 Rent expense - portion of
  operating rentals
  representative of the
  interest factor                     510       536       540      673      774      774      375     403       403
                                   ---------------------------------------------------------------------------------
Total fixed charges                10,467    10,299     9,659    9,800    9,795   11,432    4,720   4,756     5,732
                                   ---------------------------------------------------------------------------------

Ratio of income to fixed charges   (1)       (1)       1.2      2.1      1.7      1.5        2.6     2.0       1.7


(1) The deficiency of earnings from operations versus fixed charges was $ 2.1 million and $3.1 million for the years ended December 31, 1991 and 1992, respectively.